UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 16, 2006

Meade Instruments Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6001 Oak Canyon, Irvine, California		92618-5200
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949 451-1450

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On October 17, 2006, Meade Instruments Corp. (the "Company") filed a Form 12b-25 report "Notification of Late Filing" for its second fiscal quarter ended August 31, 2006 with the Securities and Exchange Commission. The Company expects to file its results for the second fiscal quarter when it completes filing of its Form 10-K for fiscal year ended February 28, 2006 and its Form 10-Q for the first fiscal quarter ended May 31, 2006. In addition, on October 18, 2006, the Company issued a press release announcing the filing of the Form 12b-25 and guidance on the Company’s earnings estimates for its second fiscal quarter ended August 31, 2006. The Company reported that it expects net revenue for the second fiscal quarter ended August 31, 2006 to be approximately $19 million with a net loss of approximately $6 million or ($0.31) per share, compared to net revenue of approximately $22 million and a net loss of approximately $1.5 million or ($0.08) per share in the prior year quarter. The Company also noted that it expected its pre-tax loss for the quarter ended August 31, 2006 to be approximately $6 million compared to a pre-tax loss of approximately $2.8 million in the prior year quarter, highlighting the effect on the net loss for the current quarter brought on by the Company’s recent announcement that it would not record net tax benefits against its operating results for the foreseeable future.

A copy of the press release issued by the Company on October 18, 2006 is attached hereto as Exhibit 99.1.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 18, 2006, the Company issued a press release announcing that on October 16, 2006, it received notification that the NASDAQ Listing Qualifications Panel granted the Company’s request for additional time to file its Annual Report on Form 10-K for the fiscal year ended February 28, 2006 and its Quarterly Report on Form 10-Q for the quarter ended May 31, 2006 with the Securities and Exchange Commission. The Panel’s decision requires the Company to make these filings by no later than November 27, 2006. In the event the Company is unable to meet this deadline, there can be no assurance that its securities will continue to be listed on The NASDAQ Global Market.

A copy of the press release issued by the Company on October 18, 2006 is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 18, 2006, the Company and Steven Muellner, the Company’s President and Chief Executive Officer, entered into a Performance Share Award Agreement pursuant to which Mr. Muellner may receive a certain number of restricted shares of the Company’s Common Stock upon the satisfaction of certain Personal Objectives. If such Personal Objectives are achieved during the Company’s 2007 fiscal year, Mr. Muellner will be entitled to receive restricted shares with an aggregate market value (i.e., the number of shares awarded multiplied by the closing price of the Company’s Common Stock on the last trading day of the Company’s fiscal year) from a minimum award amount of 0% up to a maximum award amount of 40% of Mr. Muellner’s base salary for the fiscal year pro-rated for the amount of time Mr. Muellner is employed with the Company during the fiscal year. Any restricted shares awarded pursuant to the Performance Share Award Agreement will be subject to a six (6) month restriction period, after which such restricted shares will be vested and exercisable in full. Any restricted shares to be granted to Mr. Muellner pursuant to the Performance Share Award Agreement shall be granted on June 1, 2007. If there should occur a "Change in Control" of the Company during the term of the Performance Share Award Agreement, regardless of whether or not Mr. Muellner has satisfied any of the Personal Objectives, Mr. Muellner shall be entitled to receive the maximum award amount under the Performance Share Award Agreement. In such case, all awarded restricted shares shall be immediately vested and exercisable in full.

Mr. Muellner’s Personal Objectives are based on certain qualitative and quantitative goals related to the following factors: (i) fiscal 2007 net revenue; (ii) inventory reduction during fiscal 2007; (iii) consolidation of certain operations during fiscal 2007; (iv) resolution of the Company’s Asian riflescope production problems; and (v) Mr. Muellner’s overall performance.

A copy of the Performance Share Award Agreement, dated October 18, 2006, by and between Meade Instruments Corp. and Steven Muellner, excluding exhibits, is attached hereto as Exhibit 10.82.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meade Instruments Corp.

October 19, 2006	By:	Brent W. Christensen

Name: Brent W. Christensen
Title: Senior Vice President - Finance & CFO

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Exhibit Index

Exhibit No.	Description

10.82	Performance Share Award Agreement, dated October 18, 2006, by and between Meade Instruments Corp and Steven Muellner, excluding exhibits.
99.1	Press release dated October 18, 2006.